                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)

                                                                       YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED
                                                    ------------------------------------------------------------      MARCH  31,
                                                       1999       2000        2001         2002         2003            2004
                                                    ---------  ---------  -----------  -----------  ----------  ------------------
Earnings
   Income (loss) before income taxes, equity in
      income  (loss) of investees, minority
      interest and discontinued operations........  $ 87,494   $173,154   $(438,498)   $(564,309)   $(45,303)   $           12,703

   Interest expense...............................    61,803    127,027     138,629      143,441     138,775                32,665

   Amortization of debt issuance costs............     3,466      7,013      22,321        8,251       7,428                 1,357

   Interest portion of rent.......................     3,481      4,567       7,282        4,995       5,463                 1,400

   Less (earnings) loss of affiliates.............     2,622        --          --           --          --                    --
                                                    --------   --------   ---------    ---------    --------    ------------------
                                                    $158,866   $311,761   $(270,266)   $(407,622)   $106,363    $           48,125
                                                    ========   ========   =========    ==========   ========    ==================
Fixed Charges
   Interest expense...............................  $ 61,803   $127,027   $ 138,629    $ 143,441    $138,775    $           32,665

   Amortization of debt issuance costs............     3,466      7,013      22,321        8,251       7,428                 1,357

   Interest portion of rent.......................     3,481      4,567       7,282        4,995       5,463                 1,400
                                                    --------   --------   ---------    ---------    --------    ------------------
                                                    $ 68,750   $138,607   $ 168,232    $ 156,687    $151,666    $           35,422
                                                    ========   ========   =========    =========    ========    ==================
Ratio of earnings to fixed charges                      2.3x       2.2x       -- x(1)      -- x(1)     -- x(1)                1.4x
                                                    ========   ========   =========    =========    ========    ==================

(1). The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

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